Exhibit 99.1

                                     January 14, 2004


Dear Kiewit Stockholder:

     At the December 10, 2003 meeting of our Board of Directors, the directors gave preliminary approval to pursue the creation and distribution to our stockholders of shares in a separate investment fund. As currently contemplated, the fund would seek long-term capital appreciation through a diversified portfolio of investments.

     Although we are actively pursuing a plan to create and distribute fund shares to our stockholders, there are various regulatory requirements which must be satisfied before we could proceed. If we satisfy these requirements and proceed with the fund (as we believe that we will), we would hope to be able to distribute fund shares late this summer.

     Once we have made the required filings with the SEC and the SEC has completed its review, you will receive a complete packet of detailed information in the mail describing the fund and the mechanics of the distribution of fund shares. Following that mailing, stockholders will be invited to one of a series of regional stockholder meetings to be scheduled late this spring or early this summer where they will have the opportunity to ask questions about the fund.

     SEC rules require us to note that this letter does not in any way constitute an offer of securities in the fund.

                                   Sincerely,


                                   /s/ Kenneth E. Stinson
                                   Kenneth E. Stinson
                                   Chairman and CEO